Exhibit 3.1

First Amended and Restated

Certificate of Incorporation

of

CTI GROUP (HOLDINGS) INC.

ARTICLE I

The name of this Corporation is CTI Group (Holdings) Inc.

ARTICLE II

Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The Registered Agent in charge thereof is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The amount of the total authorized capital of this Corporation is 5,000 shares of capital stock, and the par value of each such share is $0.01.

ARTICLE V

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of this Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this Corporation existing at the time of such repeal or modification.

ARTICLE VI

No holder of any shares of the capital stock of the Corporation now or hereafter authorized shall have any right, preemptive, preferential or otherwise, to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation of any class now or hereafter authorized, or any rights, warrants or options to purchase shares of capital stock of the Corporation or any shares or other securities convertible into, exchangeable for or carrying rights, warrants or options to purchase shares of capital stock of the Corporation, except under such terms and conditions as may be provided by the Board of Directors.

ARTICLE VII

The Board of Directors shall manage the business and affairs of this Corporation and the directors need not be elected by written ballot unless required by the by-laws of this Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of this Corporation.

ARTICLE IX

This Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.